First Amendment to the
Campbell Soup Company
Executive Severance Pay Plan

WHEREAS, Campbell Soup Company (the “Company”) previously established the Campbell Soup Company Executive Severance Pay Plan, as amended (the “Plan”), primarily to assist former Salaried Employees at salary grade level A while seeking other employment;

WHEREAS, pursuant to the delegation of the Compensation and Organization Committee of the Board of Directors of the Company under Article X, Section 10.1 of the Plan, the Chief Executive Officer of the Company reserves the right to amend, modify, suspend, or terminate the Plan in any respect, at any time, and without notice; provided, however, that such amendment authority shall be limited to amendments that do not increase the benefits available under the Plan or substantially change the form of benefits provided under the Plan, unless otherwise required by law; and

WHEREAS, the Chief Executive Officer desires to amend the Plan to reflect certain new definitions under the Company’s 2022 Long-Term Incentive Plan recently approved by its shareholders (the “LTI Plan”) and thus, conform the Plan definitions with the LTI Plan and provide consistency across the entire organization to those employees affected in the future.

NOW, THEREFORE, BE IT:

RESOLVED, effective September 1, 2023, the definition of “Cause” under Article II, Section 2.2 of the Plan is amended to read, in its entirety, as follows:

2.2 “Cause” means (i) the definition of “Cause” as set forth in any individual employment agreement applicable to such Participant, or (ii) in the case of a Participant who does not have an individual employment agreement that defines Cause, then “Cause” means the termination of a Participant’s employment by reason of his or her (1) engaging in gross misconduct that is injurious to the Company and/or any of its subsidiaries the majority of the voting stock of which is owned directly or indirectly by the Company (hereinafter, the “Campbell Group”), monetarily or otherwise, (2) material breach by the Participant of the Company’s Code of Business Conduct and Ethics or the Company’s Code of Ethics for the Chief Executive Officer and Senior Financial Officers, as applicable, as such codes may be amended from time to time (or any successor policies thereto), (3) misappropriation of funds, (4) willful misrepresentation to the directors or officers of the Campbell Group, (5) gross negligence in the performance of the Participant’s duties having an adverse effect on the business, operations, assets, properties or financial condition of the Campbell Group, (6) conviction of a crime involving moral turpitude, or (7) material breach of any employment agreement between the Participant and a member of the Campbell Group or any confidentiality, intellectual property, non-solicitation, non-competition or similar restrictive covenant in any agreement between the Participant and a member of the Campbell Group. The determination of whether a Participant’s employment was terminated for Cause shall be made by the Plan Administrator in its sole discretion.

IN WITNESS WHEREOF, this instrument has been executed on August 31, 2023.

Campbell Soup Company

By: /s/ Mark A. Clouse_____________
Mark A. Clouse
President & Chief Executive Officer
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